PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89109 NYSE: PNK

FOR FURTHER INFORMATION

At the Company – (702) 784-7777:

Dan Lee Chairman & CEO	Wade Hundley President	Steve Capp CFO	Chris Plant Lewis Fanger Investor Relations

PINNACLE ENTERTAINMENT REPORTS

FOURTH QUARTER AND FULL-YEAR 2006 RESULTS

LAS VEGAS, March 1, 2007 – Pinnacle Entertainment, Inc. (NYSE: PNK) today reported financial results for the fourth quarter and full year ended December 31, 2006.

For the fourth quarter of 2006, revenues and adjusted EBITDA(1) were $212.7 million and $34.5 million, respectively. The fourth quarter’s results reflect the continued maturation of L’Auberge du Lac in Lake Charles, Louisiana, as well as more normalized results at Boomtown New Orleans, which remain strong relative to pre-hurricane levels. Revenues and adjusted EBITDA for the prior year’s quarter were $227.0 million and $46.0 million, respectively. Last year’s fourth quarter results included extraordinary results at Boomtown New Orleans which, after Hurricane Katrina, benefited from the temporary closure of many competitors in the New Orleans and Gulf Coast areas.

On a GAAP (‘Generally Accepted Accounting Principles’) basis, the Company reported a net loss of $5.0 million, or $0.10 per share, versus net income of $7.5 million, or $0.17 per share, for the prior-year quarter. The loss in the recent quarter primarily reflects the pre-opening costs being incurred related to facilities under development or construction and not yet open. Such costs under GAAP are expensed as incurred, even though they relate to revenues expected from these properties in future periods. The Company has also maintained significant levels of surplus cash in recent periods, as such cash is expected to be invested in projects now under construction. The interest rate earned on such cash is less than the interest rates generally paid on the Company’s debt, thereby also affecting net income. The Company has additionally made significant investments in land and other assets for future construction of casinos. For the most part, interest on such investments is not yet being capitalized. Finally, the Company resolved a lawsuit during the quarter. While the lawsuit was resolved on terms that were economically positive for the Company, the settlement resulted in a $2.25 million charge in the quarter. The prior-year quarter’s GAAP net income reflected costs associated with the Company’s bank facility refinancing, partially offset by net federal income tax credits related to wage continuation payments to workers displaced by Hurricanes Katrina and Rita.

Full-Year 2006 Results

Revenues for the year increased 36.5% to $912.4 million in 2006 from $668.5 million in 2005. Adjusted EBITDA rose 72.3% to $202.5 million from $117.6 million in 2005. The 2006 year benefited from a full year of operations at L’Auberge du Lac and significantly reduced competition and sizable rebuilding efforts in the communities surrounding Boomtown New Orleans, particularly in the first half of the year.

On a GAAP basis, net income for the year ended December 31, 2006 was $76.9 million, or $1.56 per diluted share, compared to net income of $6.1 million, or $0.14 per diluted share, for the prior year. GAAP net income for 2006 included a significant merger termination fee from the Company’s proposed agreement to purchase Aztar Corporation and asset sale gains. The 2005 period included certain tax benefits.

“We are pleased with our Company’s performance for the year,” said Daniel R. Lee, Pinnacle’s Chairman and Chief Executive Officer. “L’Auberge came into its own, generating strong business levels and surpassing our expectations for performance. Boomtown New Orleans also performed exceptionally well in 2006 and we believe it will remain above pre-hurricane business levels for the foreseeable future, despite the reopening of regional competitors.

“We remain focused on improving and expanding each of our five major U.S. resorts,” Mr. Lee continued. “Our goal is to provide an excellent customer experience, expand our market share where possible and generate a solid return on investment. We also continue to make steady progress on our development pipeline, most notably in St. Louis and Lake Charles. Beyond that, we are well into the planning stages of our proposed resorts in Baton Rouge and Atlantic City.

“To support our growth, we have welcomed several new senior-level employees to our corporate staff, including in the marketing, database, development, and food and beverage areas,” Mr. Lee said. “While we have a lot of work ahead of us, I remain confident that we have the people, the properties and the projects to make our growth strategy a long-term success.”

Recent Developments:

•

In January 2007, Pinnacle priced 11.5 million newly issued shares in its underwritten common stock offering at $32.00 per share, including the exercise by the underwriters of their option for over-allotment shares. This resulted in net proceeds to the Company of approximately $353 million after underwriters’ fees and expenses.

•

In November 2006, Pinnacle amended its credit facility to increase the size to $1 billion from $750 million and provide greater covenant flexibility. Within the overall facility, the Company increased its revolving credit facility to $625 million from $450 million and the term loan facility to $375 million from $300 million.

•

In December 2006, the Company completed its purchase of President Riverboat Casino-Missouri, Inc., or PRC-MO, the entity that owns the President Casino-St. Louis. The riverboat casino, which adjoins Lumiere Place, contains approximately 770 slot machines and 30 table games and has been in operation since 1994. Pinnacle acquired PRC-MO for an effective purchase price of approximately $45 million, subject to reduction based on ongoing litigation.

•

In November 2006, Pinnacle completed its purchase of entities that own a former casino site and adjoining parcel in Atlantic City, New Jersey, for approximately $250 million. Such site includes the former Sands Hotel and Casino, which was closed prior to the consummation of our acquisition. Additional consideration of approximately $25 million was paid upon closing for certain other assets, tax benefits and adjacent property. Approximately $10 million was also recently paid for additional property tax credits available in future years. This site comprises approximately 18 contiguous acres at the heart of Atlantic City, with extensive frontage along The Boardwalk, Pacific Avenue and Brighton Park. Pinnacle intends to build a new destination resort on the site that would be among the largest and most spectacular resorts in the region. We estimate that the cost of the new casino resort, excluding the site’s purchase price, is likely to be at least $1.5 billion.

•

In November 2006, the Company completed its acquisition of entities that own, among other things, land and improvements in Lake Charles, Louisiana and two dormant casino riverboats for approximately $70 million, concurrent with the sale of our former Biloxi, Mississippi casino site (noted below). We expect to relocate one of these dormant casino operations to new facilities at Sugarcane Bay, which will be a casino-resort located adjacent to the Company’s existing L’Auberge du Lac facility in Lake Charles. The Company has filed a proposal with state gaming regulators to utilize the other dormant casino operation in Baton Rouge.

•

Concurrent with the purchase of the Harrah’s Lake Charles entities, Pinnacle completed the sale of its former Casino Magic Biloxi site and certain related assets for approximately $45 million. The physical property sold was severely damaged by Hurricane Katrina in August 2005 and the facility had not reopened. The Company retained its insurance claim associated with hurricane-related damage at the former Casino Magic Biloxi. We have received $105 million in advances from insurers to date and our suit seeks recovery of substantial additional amounts under our claim.

•

In December 2006, Pinnacle announced a major expansion and renovation of the Company’s Boomtown New Orleans property. The $145 million project will include a new single-story dockside riverboat gaming complex; a 200-guestroom luxury hotel; a pool area, spa and salon; additional meeting space; and restaurant refurbishments and expansions. The new gaming barge will be a sister ship to the Company’s highly successful casino at L’Auberge du Lac in Lake Charles, Louisiana, and is expected to feature approximately 1,600 slot machines and 60 table games. Construction on the Boomtown New Orleans project is scheduled to begin in 2007, with completion scheduled for the second half of 2008, pending receipt of regulatory and other approvals.

•	In late 2006, we began construction of our $45 million, 250-guestroom addition to L’Auberge, which we expect to complete in 2007. When complete, L’Auberge will have approximately 1,000 guestrooms.

•

The Company has continued site preparation, including archaeological surveys, for construction of a guestroom tower at Belterra, projected to cost approximately $45 million. Such guestrooms allow Belterra to cater to customers from more distant markets, including the city of Indianapolis. A bill recently passed in the House of Representatives of the Indiana legislature that would grant special privileges to two entities to build two large land-based casinos in metropolitan Indianapolis on favorable terms. If such bill passes in the state Senate and becomes law, the Company intends to reevaluate the feasibility of this tower.

•

At Pinnacle’s construction site in downtown St. Louis, the hotel structure has reached level 12 of 19. Excavation for the pedestrian tunnel connecting Lumiere Place to the central business district is also underway. The project is on schedule to open in the fourth quarter of 2007, subject to licensing by the Missouri Gaming Commission, and will include a casino with approximately 2,000 slot machines and 40 table games, spa, 200 luxury guestrooms, several restaurants and 12,000 square feet of meeting and convention space.

The budget for Lumiere Place is currently under review by management, but is expected to increase from $430 million to a total of approximately $475 million to $495 million due to certain changes in scope and construction cost increases.

•

At River City, Pinnacle’s $375 million casino project in south St. Louis County, environmental remediation is substantially complete. The Company continues progress on the access road to the site, with portions of its construction currently out to bid with contractors. The project is scheduled to open in late 2008, subject to licensing by the Missouri Gaming Commission, and will include a casino with approximately 3,000 slot machines and 60 table games, 100-guestroom hotel, several restaurants, multiplex movie theatre and indoor ice rink.

Artists’ renderings of the Company’s St. Louis projects and pictures of the work in progress are accessible via the Company’s corporate website at www.pnkinc.com.

Property Highlights

L’Auberge du Lac

In the 2006 fourth quarter, revenues and adjusted EBITDA at L’Auberge were $75.8 million and $17.4 million, respectively. Adjusted EBITDA for the recent quarter and year benefited from reduced customer acquisition costs as the property matured and took advantage of a larger and growing customer database. In the prior-year quarter, revenues were $67.5 million and adjusted EBITDA was $3.7 million, reflecting the “ramp-up” associated with a new property and the impact of Hurricane Rita.

Results for 2006 reflect a maturing property and the benefit of a full year of operations. Revenues increased to $312.3 million in 2006 from $148.4 million in the prior partial-year period. Adjusted EBITDA climbed to $72.4 million from $11.3 million in 2005.

Boomtown New Orleans

In the 2006 fourth quarter, revenues and adjusted EBITDA at Boomtown New Orleans were $40.0 million and $12.4 million, respectively. In the prior-year period, Boomtown New Orleans was one of very few casinos open in the New Orleans and Gulf Coast regions. Revenues were $65.0 million and adjusted EBITDA was $31.0 million. This reflected the significant positive effect of this reduced competition, the influx of significant capital for the rebuilding of the New Orleans and Mississippi Gulf Coast regions, and residential growth in the property’s local West Bank community. The Company expects that results at Boomtown New Orleans will remain above pre-hurricane levels for the foreseeable future due to regional demographic shifts and the ongoing New Orleans rebuilding efforts. For comparison purposes, revenues in the fourth quarters of 2004 and 2003 were $27.8 million and $26.0 million, and adjusted EBITDA was $7.9 million and $7.2 million, respectively.

Revenues for the year increased to $201.5 million in 2006 from $143.1 million in 2005, again the result of post-hurricane business levels. Adjusted EBITDA increased by $29.5 million to $81.0 million in 2006, as a result of the 41% increase in gaming revenues over the prior year.

Belterra Casino Resort

Revenues at Belterra Casino Resort were $42.0 million in the current-year fourth quarter versus $41.5 million in the 2005 fourth quarter. Adjusted EBITDA was $6.4 million compared to $8.9 million in the prior-year period, primarily due to increased promotional expenses surrounding the opening of a new access road from the nearby interstate to our property. A new casino hotel also opened in early November, approximately 100 miles from Belterra, and may have had some minor impact on results in the quarter. Belterra’s revenues in both December and January were above the prior-year periods despite the new competition.

For the year 2006, revenues at Belterra increased 2.3% to $172.7 million from $168.8 million in 2005. Adjusted EBITDA was $37.3 million. Prior-year adjusted EBITDA was $39.6 million.

Boomtown Bossier City

Revenues were $22.3 million in the 2006 fourth quarter compared to $23.4 million in the prior-year period. Adjusted EBITDA for the quarter was $3.8 million versus $4.5 million. In the prior-year period, the property benefited somewhat from disruptions to competing casinos caused by Hurricanes Katrina and Rita.

Annual revenues were $96.3 million in 2006, up slightly from the $95.4 million recorded in 2005. Adjusted EBITDA for 2006 increased to $23.0 million from $19.6 million in 2005.

Boomtown Reno

In the 2006 fourth quarter, revenues were $20.0 million versus $21.1 million in the prior-year period. Adjusted EBITDA of $0.7 million in the 2006 quarter compared to $1.9 million in 2005.

For the full year 2006, revenues were $87.1 million versus $88.2 million in 2005. Adjusted EBITDA was $6.8 million in 2006 versus $10.4 million in 2005. Medical expenses for the property’s employees were $1.4 million higher in 2006 than in the prior-year period. The lower profit margin also reflects a shift in the composition of revenues from casino revenues to lower-margin fuel sales.

Embassy Suites St. Louis-Downtown

Located in downtown St. Louis, the Embassy Suites generated revenues of $2.6 million in the 2006 fourth quarter, similar to the prior-year period. Adjusted EBITDA declined to $0.1 million from $0.3 million in the 2005 period.

For the year, revenues and adjusted EBITDA were $11.6 million and $1.7 million in 2006, respectively. Such results were $3.8 million and $0.7 million for the partial period in 2005 following our September acquisition.

We anticipate closing the Embassy Suites in April 2007 and extensively refurbishing the facility at an estimated cost of $15 million. As part of the renovation, the Embassy Suites will be integrated into the Company’s adjoining Lumiere Place casino and luxury hotel development.

President Riverboat Casino

On December 20, 2006, we acquired the President Riverboat Casino, which adjoins Lumiere Place in downtown St. Louis. The President generated revenues and adjusted EBITDA of $2.2 million and $0.4 million, respectively, from its acquisition through December 31.

International

The International segment includes the financial results for Casino Magic Argentina, which comprises several relatively small casino operations, and the boutique Casino at Emerald Bay located in The Bahamas. Revenues for the 2006 fourth quarter rose 29.1% to $7.7 million from $5.9 million in last year’s quarter, primarily from the segment’s operations in Argentina. Adjusted EBITDA was approximately flat for the period at $2.0 million.

In 2006, revenues grew 39.8% to $28.6 million from $20.5 million in 2005, benefiting from a full year of operations at the new casino in Neuquen, Argentina, and the opening of The Casino at Emerald Bay. Adjusted EBITDA in 2006 was $9.2 million compared to $7.8 million in 2005.

Other Items

Corporate Expenses. Excluding the corporate portion of the non-cash stock-based compensation charge of $1.3 million, corporate costs for the fourth quarter of 2006 were $8.7 million. For the prior-year period, on a similar basis, corporate costs were $6.3 million. The increase in corporate costs is principally related to the hiring of additional corporate staff in support of the Company’s expanding operations. Such costs are expected to continue to increase in 2007.

For the year, corporate costs were $29.2 million in 2006, excluding $4.5 million of non-cash stock-based compensation charges. In 2005, corporate costs on a similar basis were $23.3 million.

Pre-opening and Development Costs. During the quarter, the Company incurred pre-opening and development costs of $11.8 million, including $2.1 million related to the St. Louis projects, $5.0 million for Atlantic City, $2.0 million related to the Sugarcane Bay and potential Baton Rouge projects, and $1.4 million for the Company’s now-discontinued proposal for a Philadelphia casino. The 2005 quarter included $3.3 million of such costs, primarily related to the St. Louis projects.

For the year, pre-opening and development costs were $29.8 million. Such costs included $12.2 million related to the Company’s St. Louis developments, $7.2 million associated with Atlantic City, $4.0 million associated with the two new casinos in Louisiana, and $3.9 million for the Company’s expansion efforts in Philadelphia and Chile. For 2005, pre-opening and development costs were $29.6 million, reflecting the openings of L’Auberge and the new Argentina facility in May and July of 2005, respectively, and the ongoing development of the St. Louis projects.

Although estimates of such costs are included in the budgets for each project, the Company, in accordance with GAAP, expenses such costs as incurred.

Litigation Settlement. The Company recorded a $2.5 million litigation settlement reserve involving the Company’s former chairman. Approximately $2.25 million of this reserve was recorded in 2006. Under this settlement, the former chairman relinquished his claim to 322,000 stock options with an average exercise price of $10.60 per share. In return, the Company agreed to pay his accumulated legal and related costs of $2,246,000, reimburse the state of Indiana $100,000 for its involvement in this dispute and pay $154,000 that the parties agreed would be donated to a bona fide charity.

Tax Matters. During the 2005 fourth quarter, we recorded net federal income tax credits of approximately $0.9 million relating to wage continuation payments to workers displaced by Hurricane Katrina. Additionally, in the 2005 third quarter, the Company reversed a valuation allowance of $9.8 million related to the utilization of net operating loss carry-forwards for Indiana state income tax purposes. Such non-cash benefit is reflected in the income tax provision for the 2005 year.

Loss on Early Extinguishment of Debt. The Company refinanced its credit facility in December 2005. Although the refinancing was structurally and economically positive for the Company, it resulted in a write-off of unamortized debt issuance costs related to the prior facility of $2.4 million in the 2005 fourth quarter. For the 2005 year, such debt extinguishment on refinancing charges was $3.8 million.

Discontinued Operations. Discontinued operations for all periods include the operations of our two southern California card clubs and Casino Magic Biloxi. We also had a pre-tax book gain of approximately $10.7 million in connection with the sale of the Crystal Park Casino, a pre-tax book gain of approximately $16.5 million in connection with the sale of the Hollywood Park Casino and an asset impairment charge of approximately $4.9 million in connection with the Casino Magic Biloxi assets.

Liquidity. The Company had approximately $217 million in cash, cash equivalents and restricted cash at December 31, 2006. Additionally, Pinnacle raised net proceeds of approximately $353 million from its January 2007 issuance of common stock. Of the Company’s $1 billion bank credit facility, approximately $646 million remained unutilized as of December 31, 2006.

Community Contribution

Pinnacle pays significant taxes in the communities in which it operates. During 2006, Pinnacle paid or accrued $219.9 million in gaming taxes, $17.6 million in payroll taxes, $12.2 million in property taxes, and $4.7 million in sales taxes. Setting aside income taxes, Pinnacle paid or accrued $254.4 million for taxes to state and local authorities in 2006.

Investor Conference Call

Pinnacle will hold a conference call for investors today, March 1, 2007, at 11:00 a.m. EST (8:00 a.m. PST) to discuss its 2006 fourth quarter and full-year financial and operating results. Investors may listen to the call by dialing (888) 792-8395 or, for international callers, (706) 679-7241. Investors may also listen to the conference call live over the Internet at www.pnkinc.com. To listen to the live broadcast online, please go to the website at least 15 minutes before the call to register and download any needed audio software.

A replay of the conference call will be available shortly after the conclusion of the call through March 8, 2007 by dialing (800) 642-1687 or, for international callers, (706) 645-9291. The code to access the replay is 1371913. The conference call will also be available for replay at www.pnkinc.com.

Non-GAAP Financial Measures

(1) Adjusted EBITDA, adjusted EBITDA margin and adjusted net income (loss) are non-GAAP measurements. The Company defines adjusted EBITDA as earnings before interest expense and income, provision for income taxes, depreciation, amortization, minority interest, litigation settlement, net merger termination proceeds, gain on sale of equity securities, loss on early extinguishment of debt, discontinued operations, pre-opening and development costs and share-based compensation; and defines adjusted EBITDA margin as adjusted EBITDA divided by revenues (adjusted EBITDA and adjusted EBITDA margin are collectively referred to as the ‘Adjusted EBITDA Measures’). The Company defines adjusted net income (loss) as net income (loss) before discontinued operations, pre-opening and development costs, net merger termination proceeds, share-based compensation, litigation settlement, net merger termination proceeds, loss on early extinguishment of debt, tax matters and minority interest. Adjusted EBITDA and adjusted net income (loss) are not measures of financial performance under the promulgations of the accounting profession known as GAAP.

Management uses the Adjusted EBITDA Measures to analyze the performance of the Company’s business segments. The Adjusted EBITDA Measures are relevant in evaluating large, long-lived hotel casino projects because they provide a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges, financing costs and other non-routine costs of such projects. Management eliminates the results from discontinued operations as they are discontinued and also eliminates merger termination proceeds due to their non-recurring nature. Management also reviews pre-opening and development costs separately, as such expenses are also included in total project costs when assessing budgets and project returns and because such costs relate to anticipated future revenues and income. Additionally, management believes some investors consider the Adjusted EBITDA Measures to be useful measures in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flow from operations before capital costs, taxes, capital expenditures and other non-routine costs. Certain of the Adjusted EBITDA Measures, subject to certain adjustments, are also measures used in debt covenants in the Company’s debt agreements.

Unlike net income, the Adjusted EBITDA Measures do not include depreciation or interest expense and therefore do not reflect past, current or future capital expenditures or the cost of capital. Management uses Adjusted EBITDA Measures as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance and to measure cash flow generated by ongoing operations. Such GAAP measurements include operating income (loss), cash flow from operations and cash flow data.

The Adjusted EBITDA Measures and adjusted net income (loss) are not calculated in the same manner by all companies and, accordingly, may not be appropriate measures of comparing performance among different companies. See the attached “supplemental information” tables for a reconciliation of adjusted EBITDA to operating income and net income (loss) and for a reconciliation of GAAP net income (loss) to adjusted net income (loss).

Adjusted net income (loss) is presented solely as a supplemental disclosure as this is how the Company reviews and analyzes the performance of its core operating business, excluding the effects of the non-routine items listed above. For many of the same reasons mentioned above relating to the Adjusted EBITDA Measures, management believes adjusted net income (loss) is a useful analytic tool as it enables management to track the performance of its core casino operating business separate and apart from factors which do not impact decisions affecting its operating casino properties, such as sales of surplus land or costs associated with the Company’s development activities. Adjusted net income (loss) does not include the costs of the Company’s development activities, asset sale gains or the costs of its refinancing activities, but the Company compensates for these limitations by using adjusted net income (loss) as only one analytic tool, together with GAAP measurements such as operating income (loss), to assist in evaluating the performance of its business. Additionally, management believes adjusted net income (loss) is useful to investors since the adjustments provide a measure of performance that more closely resembles widely used measures of performance in the gaming industry and principal bases for the valuation of gaming companies.

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates casinos in Nevada, Louisiana, Indiana, Missouri, Argentina and The Bahamas; owns a hotel in Missouri; and has significant insurance claims related to a hurricane-damaged hotel and casino complex previously operated in Biloxi, Mississippi. Pinnacle also has two casino development projects under construction in the St. Louis, Missouri area, which are dependent upon final approval by the Missouri Gaming Commission. Pinnacle is currently developing the Company’s second casino resort in Lake Charles, Louisiana, to be called Sugarcane Bay, and anticipates developing a hotel-casino in Baton Rouge, Louisiana, subject to various approvals. Additionally, Pinnacle owns a casino site at the heart of the famed Boardwalk in Atlantic City on which it plans to build a major new casino resort.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future growth, construction projects and budgets, new development opportunities, and pending acquisitions and divestitures, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle Entertainment cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) our substantial funding needs in connection with our development projects, our current expansion projects and other capital-intensive projects will require us to raise substantial amounts of money from outside sources; (b) the risk that new projects, expansions, other capital intensive projects and lower than expected results from the opening of our new facilities could strain the Company’s financial resources and might not provide for a sufficient return, if any; (c) many construction-related factors could prevent the Company from completing its construction and development projects within budget and on time; (d) development of our Atlantic City development site presents many risks, and we may not realize the financial and strategic goals that are contemplated from the development; (e) significant competition facing the Company in all of its markets; (f) because the Company has considerable leverage, future cash flows may not be sufficient to meet its financial obligations and the Company might have difficulty obtaining additional financing; (g) issues may arise with respect to the licenses associated with the Louisiana entities that we plan to utilize for our Sugarcane Bay and Baton Rouge projects and we may not execute agreements with respect to the land to be acquired for the Sugarcane Bay project; (h) damage and closures caused by Hurricane Katrina in the New Orleans area make our future operating results at Boomtown New Orleans less predictable; (i) issues with respect to our insurance policies could affect our recovery of further insurance proceeds associated with the 2005 hurricane damage and related business interruption; and (j) other risks, including those as may be detailed from time to time in Pinnacle Entertainment’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

(—financial tables follow—)

Pinnacle Entertainment, Inc.

Consolidated Statements of Operations

(in thousands, except per share data, unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Revenues:
Gaming	$183,917	$197,003	$782,960	$566,280
Food and beverage	10,535	11,100	45,508	37,213
Truck stop and service station	6,247	7,185	29,890	28,397
Hotel and recreational vehicle park	6,462	7,155	30,346	21,411
Other operating income	5,497	4,574	23,653	15,162

	212,658	227,017	912,357	668,463

Expenses and Other Costs:
Gaming	111,178	114,042	444,880	338,958
Food and beverage	10,885	10,788	43,851	36,529
Truck stop and service station	5,886	6,791	28,246	26,800
Hotel and recreational vehicle park	3,598	3,644	14,724	10,774
General and administrative	46,609	42,181	174,422	126,881
Depreciation and amortization	18,410	17,346	69,120	55,685
Other operating expenses	3,855	3,575	11,494	10,959
Pre-opening and development costs	11,770	3,319	29,773	29,608

	212,191	201,686	816,510	636,194

Operating income	467	25,331	95,847	32,269
Merger termination proceeds, net of expenses	(90)	0	44,731	0
Other non-operating income	4,490	1,005	16,009	3,668
Interest expense, net of capitalized interest	(12,938)	(14,816)	(53,678)	(49,535)
Loss on early extinguishment of debt	0	(2,400)	0	(3,752)

Income (loss) from continuing operations before minority interest and income taxes	(8,071)	9,120	102,909	(17,350)
Minority interest	100	0	100	0
Income tax (expense) benefit	3,150	(2,381)	(41,122)	17,290

Income (loss) from continuing operations	(4,821)	6,739	61,887	(60)
Income (loss) from discontinued operations, net of taxes	(166)	753	14,999	6,185

Net income (loss)	$(4,987)	$7,492	$76,886	$6,125

Income (loss) per common share – basic
Income (loss) from continuing operations	$(0.10)	$0.16	$1.30	$0.00
Income (loss) from discontinued operations, net of taxes	$0.00	$0.02	$0.31	$0.15

Net income (loss) per common share—basic	$(0.10)	$0.18	$1.61	$0.15

Income (loss) per common share – diluted
Income (loss) from continuing operations	$(0.10)	$0.15	$1.26	$0.00
Income (loss) from discontinued operations, net of taxes	$0.00	$0.02	$0.30	$0.14

Net income (loss) per common share—diluted	$(0.10)	$0.17	$1.56	$0.14

Number of shares—basic	48,120	40,957	47,629	40,703
Number of shares—diluted	49,919	43,486	49,272	42,951

Pinnacle Entertainment, Inc.

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	December 31, 2006	December 31, 2005
Assets
Cash, cash equivalents and restricted cash	$216,653	$156,470
Other assets (a)	260,402	248,027
Property and equipment, net	1,260,371	840,380

Total assets	$1,737,426	$1,244,877

Liabilities and Stockholders’ Equity
Liabilities (b)	$268,552	$159,390
Long-term debt	774,289	657,673

Total liabilities	1,042,841	817,063

Stockholders’ equity	694,585	427,814

Total liabilities and stockholders’ equity	$1,737,426	$1,244,877

(a)	Balance at December 31, 2005 includes insurance receivables (net of insurance receipts) and assets held for sale of $49,547 and $72,407, respectively.
(b)	Balance at December 31, 2005 includes liabilities associated with assets held for sale of $10,526.

Pinnacle Entertainment, Inc.

Supplemental Information

Property Revenues and Adjusted EBITDA

(in thousands, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenues
L’Auberge du Lac	$75,843	$67,497	$312,283	$148,437
Boomtown New Orleans	40,023	64,982	201,483	143,122
Belterra Casino Resort	42,015	41,499	172,669	168,847
Boomtown Bossier City	22,290	23,400	96,270	95,369
Boomtown Reno	19,972	21,094	87,109	88,167
Embassy Suites	2,644	2,578	11,629	3,768
President Riverboat Casino	2,167	0	2,167	0
International	7,661	5,933	28,604	20,466
Corporate & Other	43	34	143	287

Total Revenues	$212,658	$227,017	$912,357	$668,463

Adjusted EBITDA (a)
L’Auberge du Lac	$17,351	$3,680	$72,364	$11,331
Boomtown New Orleans	12,398	31,037	80,972	51,442
Belterra Casino Resort	6,439	8,854	37,289	39,574
Boomtown Bossier City	3,847	4,525	23,039	19,636
Boomtown Reno	713	1,850	6,800	10,356
Embassy Suites	72	320	1,666	726
President Riverboat Casino	385	0	385	0
International	1,982	2,029	9,176	7,777
Corporate & Other	(8,669)	(6,299)	(29,164)	(23,280)

Adjusted EBITDA	$34,518	$45,996	$202,527	$117,562

Adjusted EBITDA to Net Income (Loss) Reconciliation
Adjusted EBITDA	$34,518	$45,996	$202,527	$117,562
Pre-opening and development costs	(11,770)	(3,319)	(29,773)	(29,608)
Non-cash share-based compensation	(1,621)	0	(5,537)	0
Litigation settlement	(2,250)	0	(2,250)	0
Depreciation and amortization	(18,410)	(17,346)	(69,120)	(55,685)
Other non-operating income (b)	4,490	1,005	16,009	3,668
Interest expense, net of capitalized interest	(12,938)	(14,816)	(53,678)	(49,535)
Merger termination proceeds, net of expenses	(90)	0	44,731	0
Loss on early extinguishment of debt	0	(2,400)	0	(3,752)
Minority interest	100	0	100	0
Income tax (expense) benefit	3,150	(2,381)	(41,122)	17,290
Income (loss) from discontinued operations, net of taxes	(166)	753	14,999	6,185

Net income (loss)	$(4,987)	$7,492	$76,886	$6,125

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted EBITDA and see the by-property reconciliation of adjusted EBITDA to operating income below.
(b)	Among other items, includes interest income in each period and a gain on sale of equity securities in the three and twelve months ended December 31, 2006.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(in thousands, unaudited)

	Operating Income (Loss) (a)	Depreciation, Amortization and Share-Based Compensation (b)	Non-Routine Items	Adjusted EBITDA(c)
Three months ended December 31, 2006
L’Auberge du Lac	$10,909	$6,442	$0	$17,351
Boomtown New Orleans	10,213	2,185	0	12,398
Belterra Casino Resort	2,667	3,772	0	6,439
Boomtown Bossier City	1,709	2,138	0	3,847
Boomtown Reno	(1,150)	1,863	0	713
Embassy Suites	(384)	456	0	72
President Riverboat Casino	178	207	0	385
International	1,165	817	0	1,982
Corporate & Other	(10,820)	2,151	0	(8,669)
Non-routine items (d)	(14,020)	0	14,020	0

	$467	$20,031	$14,020	$34,518

Three months ended December 31, 2005
L’Auberge du Lac	$(2,935)	$6,615	$0	$3,680
Boomtown New Orleans	29,089	1,948	0	31,037
Belterra Casino Resort	5,281	3,573	0	8,854
Boomtown Bossier City	2,541	1,984	0	4,525
Boomtown Reno	277	1,573	0	1,850
Embassy Suites	(133)	453	0	320
President Riverboat Casino	0	0	0	0
International	1,023	1,006	0	2,029
Corporate & Other	(6,493)	194	0	(6,299)
Non-routine items (d)	(3,319)	0	3,319	0

	$25,331	$17,346	$3,319	$45,996

(a)	Represents property-level operating income, which does not include pre-opening and development costs accumulated in non-routine items (see note (d) below).
(b)	The 2006 three-month period includes $1.6 million in non-cash share-based compensation allocated to the various locations pursuant to the adoption of SFAS 123R on January 1, 2006.
(c)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted EBITDA.
(d)	Among other items, includes pre-opening and development costs. See “Adjusted EBITDA to Net Income (Loss) Reconciliation” above.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(in thousands, unaudited)

	Operating Income (Loss) (a)	Depreciation, Amortization and Share-Based Compensation (b)	Non-Routine Items	Adjusted EBITDA(c)
Twelve months ended December 31, 2006
L’Auberge du Lac	$46,727	$25,637	$0	$72,364
Boomtown New Orleans	72,583	8,389	0	80,972
Belterra Casino Resort	22,579	14,710	0	37,289
Boomtown Bossier City	14,712	8,327	0	23,039
Boomtown Reno	97	6,703	0	6,800
Embassy Suites	(149)	1,815	0	1,666
President Riverboat Casino	178	207	0	385
International	6,343	2,833	0	9,176
Corporate & Other	(35,200)	6,036	0	(29,164)
Non-routine items (d)	(32,023)	0	32,023	0

	$95,847	$74,657	$32,023	$202,527

Twelve months ended December 31, 2005
L’Auberge du Lac	$(3,014)	$14,345	$0	$11,331
Boomtown New Orleans	44,377	7,065	0	51,442
Belterra Casino Resort	21,961	17,613	0	39,574
Boomtown Bossier City	12,353	7,283	0	19,636
Boomtown Reno	4,012	6,344	0	10,356
Embassy Suites	122	604	0	726
President Riverboat Casino	0	0	0	0
International	6,128	1,649	0	7,777
Corporate & Other	(24,062)	782	0	(23,280)
Non-routine items (d)	(29,608)	0	29,608	0

	$32,269	$55,685	$29,608	$117,562

(a)	Represents property-level operating income, which does not include pre-opening and development costs accumulated in non-routine items (see note (d) below).
(b)	The 2006 twelve-month period includes $5.5 million in non-cash share-based compensation allocated to the various locations pursuant to the adoption of SFAS 123R on January 1, 2006.
(c)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted EBITDA.
(d)	Among other items, includes pre-opening and development costs. See “Adjusted EBITDA to Net Income (Loss) Reconciliation” above.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)

(in thousands, except per share data, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Adjusted net income (loss) (a)
Net income (loss)	$(4,987)	$7,492	$76,886	$6,125
Pre-opening and development costs	7,119	2,454	17,887	16,838
Non-cash share-based compensation	980	0	3,327	0
Litigation settlement	1,361	0	1,352	0
Merger termination proceeds, net of expenses	54	0	(26,874)	0
Loss on early extinguishment of debt	0	1,773	0	2,134
Tax matters	0	0	0	(9,807)
Minority interest (benefit)	(100)	0	(100)	0
(Income) loss from discontinued operations, net of taxes	166	(753)	(14,999)	(6,185)

Adjusted net income (loss)	$4,593	$10,966	$57,479	$9,105

Adjusted per common share – diluted
Net income (loss)	$(0.10)	$0.17	$1.56	$0.14
Pre-opening and development costs	0.14	0.06	0.36	0.39
Non-cash share-based compensation	0.02	0.00	0.07	0.00
Litigation settlement	0.03	0.00	0.03	0.00
Merger termination proceeds, net of expenses	0.00	0.00	(0.55)	0.00
Loss on early extinguishment of debt	0.00	0.04	0.00	0.05
Tax matters	0.00	0.00	0.00	(0.23)
Minority interest (benefit)	0.00	0.00	0.00	0.00
(Income) loss from discontinued operations, net of taxes	0.00	(0.02)	(0.30)	(0.14)

Adjusted net income (loss) per common share – diluted	$0.09	$0.25	$1.17	$0.21

Number of shares – diluted	49,919	43,486	49,272	42,951

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted net income (loss).

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